UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Napster, Inc.
(Exact name of registrant as specified in its charter)

Delaware	77-0551214
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

9044 Melrose Avenue
Los Angeles, CA 90069
(Address of principal executive offices) (Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.   ☒

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

This Amendment No. 1 amends and supplements the Registration Statement on Form 8-A (including the Exhibits thereto, the “Form 8-A”) initially filed with the Securities and Exchange Commission on June 5, 2001, by Napster, Inc., a Delaware corporation (the “Company”), as set forth below. Capitalized terms used herein without definition shall have the meaning set forth in the Preferred Stock Rights Agreement, dated May 18, 2001, by and between the Company (formerly known as Roxio, Inc.) and Mellon Investor Services LLC (the “Rights Agreement”).

Item 1. Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A is amended and supplemented by adding the following:

On September 14, 2008, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Best Buy Co., Inc., a Minnesota corporation (“Parent”) and Puma Cat Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”). Pursuant to the Merger Agreement, and upon the terms and conditions thereof, Purchaser will commence an offer to purchase (the “Offer”) all issued and outstanding shares of the Company’s common stock, par value $0.001 per share, and all stock purchase rights associated with such shares (the “Shares”), at a price of $2.65 per share, without interest or accrued dividends, net to the seller in cash. After the consummation of the Offer, and subject to certain terms and conditions in the Merger Agreement, the Purchaser will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent (the “Surviving Corporation”). Also at the effective time of the Merger, each Share (other than Shares owned by the Company, any wholly-owned subsidiary of the Company, Parent, Purchaser, or stockholders who have not voted in favor of the Merger or consented thereto in writing and who have properly demanded appraisal for such Shares in accordance with Section 262 of the Delaware General Corporation Law), will be automatically converted into the right to receive $2.65 in cash. At the effective time of the Merger, each issued and outstanding share of Purchaser common stock will be converted into one share of common stock of the Surviving Corporation. In order to induce Parent and Purchaser to enter into the Merger Agreement, the directors and certain officers of the Company entered into a Shareholder Support Agreement with Parent and Purchaser concurrent with the execution and delivery of the Merger Agreement.

On September 14, 2008, prior to the execution of the Merger Agreement and the Shareholder Support Agreement, the Company entered into an amendment (the “Rights Amendment”) to the Preferred Stock Rights Agreement, dated May 18, 2001, between the Company (formerly known as Roxio, Inc.) and Mellon Investor Services, LLC (the “Rights Agreement”). The Rights Amendment, among other things, renders the Rights Agreement inapplicable to the Merger, the Offer, the Shareholder Support Agreement, the Merger Agreement and the transactions contemplated thereby. The amendment provides that the approval, execution or delivery of the Merger Agreement, the Shareholder Support Agreement or the consummation of or announcement of the Offer, the Merger or any other transaction contemplated in the Merger Agreement will not result in either Parent or Purchaser being deemed an “Acquiring Person” (as such term is defined in the Rights Agreement).

In addition, the Amendment provides that none of a “Shares Acquisition Date,” a “Distribution Date” or a “Section 13 Event” (as such terms are defined in the Rights Agreement) shall occur by reason of the approval, execution or delivery of the Merger Agreement, the Shareholder Support Agreement or the consummation of or announcement of the Offer, the Merger or any other transaction contemplated in the Merger Agreement. The Amendment also provides that the Rights Agreement will expire at the Effective Time (as such term is defined in the Merger Agreement) if the Rights Agreement has not otherwise terminated.

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A copy of the Rights Amendment is attached as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 15, 2008 and is incorporated herein by reference. The foregoing summary of the Rights Amendment does not purport to be complete and is qualified in its entirety by reference to the Rights Amendment.

Item 2. Exhibits.

Exhibit
Number	Description of Exhibits
1
Amendment No. 1 to Preferred Stock Rights Agreement dated September 14, 2008, by and between Napster, Inc. and Mellon Investor Services LLC (incorporated by reference to the Company’s Current Report on Form 8-K filed on September 15, 2008).

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Napster, Inc.

Dated: September 15, 2008	By:	/s/ Aileen Atkins
Aileen Atkins
Secretary

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